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                                                                    EXHIBIT 99.8

                                                            (Subscription Agent)

                     [FORM OF SUBSCRIPTION AGENT AGREEMENT]

         This Subscription Agent Agreement (the "Agreement") is made as of __________________, 2002 between Liberty Media Corporation, a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A. as subscription agent (the "Agent").

         WHEREAS, the Company proposes to make a subscription offer by issuing certificates in the form designated by the Company (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its common stock ("Common Stock"), without regard to series, as of a record date specified by the Company (the "Record Date"), pursuant to which each Shareholder will have certain rights ("Rights") to subscribe at a subscription price to be determined by the Special Pricing Committee of the Board of Directors of the Company (the "Subscription Price") for shares of the Company's Series A common stock, par value $.01 (the "Series A Common Stock"), as described in and upon such terms as are set forth in the prospectus (the "Prospectus") forming a part of the Company's Registration Statement on Form S-3, File No. 333-99277 (as previously filed with the Securities and Exchange Commission and as may be hereinafter amended or supplemented (the "Registration Statement")). A final copy of the Prospectus, upon availability, will promptly be delivered to the Agent.

         WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise and/or sale of the Rights represented thereby, all upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Appointment. The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise and/or sale of the Rights in accordance with the terms set forth in this Agreement, and the Agent hereby accepts such appointment.


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2. Form of Subscription Certificates; Registry.

         (a) The form of Subscription Certificate shall be designated by the Company.

         (b) The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each such holder, a "Rightsholder").

3. Rights; Issuance of Subscription Certificates.

         (a) Each Subscription Certificate shall evidence the Rights of the Rightsholder therein named to purchase Series A Common Stock upon the terms and conditions set forth therein and in the Prospectus.

         (b) Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company's Shareholders as of the Record Date ("Record Date Shareholders") to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Record Date Shareholders, setting forth the number of Rights each such Record Date Shareholder is entitled to receive, which number shall be calculated on the basis of 0.04 Rights for each share of Common Stock held of record in the name of each such Record Date Shareholder as the same is reflected on the books of the Transfer Agent. The number of Rights that are issued to each Record Date Shareholder will be rounded up by the Agent to the nearest number of whole Rights. No fractional Rights will be issued. Each Subscription Certificate shall be dated as of the Record Date. Upon the written advice of the Company, signed by any of its duly authorized officers, as to the effective date of the Registration Statement and the authorization by the Company to distribute the same, the Agent shall promptly deliver the fully executed Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other documents the Company deems necessary or appropriate (collectively, the "Subscription Materials"), to all Record Date Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except as set forth in paragraph (c) below.

         (c) No Subscription Materials shall be delivered to Record Date Shareholders having a registered address outside the United States ("Foreign Shareholders"). Rather the Agent shall hold the Subscription Materials for the Foreign Shareholders and take such further actions with respect thereto as the Foreign Shareholders so instruct in accordance with the terms and procedures set forth in the Prospectus. If


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the Agent does not receive contrary instructions from a Foreign Shareholder by
11:00 a.m., New York City time, on November 26, 2002, the Agent will attempt to sell, if feasible, such Foreign Shareholder's Rights.

4. Exercise.

         (a) Rightsholders may acquire Series A Common Stock pursuant to their basic subscription privilege and their oversubscription privilege by delivery to the Agent as specified in the Prospectus (i) the Subscription Certificate, duly executed by such Rightsholders in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each share of Series A Common Stock subscribed for by exercise of such Rights, in U.S. dollars by check or bank draft drawn upon a United States bank or postal, telegraphic or express money order, in each case payable to the order of the Agent.

         (b) Rights may be exercised at any time after the distribution date of the Subscription Certificates but no later than 5:00 P.M. New York time on December 2, 2002 (the "Expiration Time"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

         (c) Notwithstanding the provisions of Sections 4(a) and 4(b) regarding delivery of an executed Subscription Certificate to the Agent prior to the Expiration Time, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for pursuant to the basic subscription privilege and any additional shares of Common Stock subscribed for pursuant to the oversubscription privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three Business Days (as defined below) after the Expiration Time (the "Protect Period"). For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

5. Validity of Subscriptions. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to the Company's Vice President
- Investor Relations, and handled in accordance


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with his instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6. Oversubscription. If, after allocation of shares of Common Stock to Record Date Shareholders exercising their basic subscription privileges, there remain unexercised Rights, then the Agent shall allot the shares remaining for subscription in accordance with the proration allocation provisions set forth in the Prospectus. All shares delivered as a result of such allocation shall be rounded up to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of such allocation procedures as to the total number of shares distributable in accordance therewith.

7. Delivery of Certificates. The Agent will deliver certificates representing shares of Common Stock purchased in the Rights Offering as soon as practicable after the Expiration Time and after all allocations have been effected ("Delivery").

8. Holding Proceeds of Rights Offering.

         (a) All proceeds received by the Agent from Rightsholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated account (the "Account"). Interest shall accrue on funds held in the Account pending disbursement in accordance with this Agreement and the Prospectus at a rate of [___%]. All accrued interest thereon shall be payable to the Company promptly following Delivery.

         (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights to the Company as promptly as practicable, but in no event later than ten business days after the end of the Protect Period.

9. Transfers and Sales. Under the circumstances, in the manner and subject to the terms and conditions set forth in the Subscription Certificates and the Prospectus, the Agent shall (i) effect transfers, divisions and combinations of Subscription Certificates at the request of the Rightsholders; (ii) issue new Subscription Certificates; (iii) sell Rights represented by the Subscription Certificates for the account of the holders thereof pursuant to instructions received from the applicable Rightsholder; and (iv) determine the amount of net proceeds from the sale of the Rights to be distributed to each selling Rightsholders.


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10. Reports. Daily, during the period commencing with the mailing of
Subscription Certificates until the end of the Protect Period, the Agent will report by telephone or telecopier, confirmed by letter, to the Company's Vice President - Investor Relations, data regarding number of Rights exercised, the total number of shares of Common Stock subscribed for, payments received therefor and number of Rights being offered for sale for the account of Rightsholders, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

11. Substitute Certificates. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate, include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

12. Compensation for Services. The Company agrees to pay to the Agent compensation for its services as Agent in accordance with the Fee Schedule, dated October [__], 2002, and attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such, as more fully described in Exhibit A.

13. Instructions and Indemnification. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

         (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto; provided, however, that any such instruction or direction that constitutes a modification or supplement hereto shall be in writing, duly signed by such officer. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.


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         (b) The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.

14. Agent Liability. The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Agent's bad faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent's aggregate liability during the term of this Agreement with respect to or arising from this Agreement or any services provided or omitted to be provided hereunder, whether in contract, in tort or otherwise is limited to, and shall not exceed, the amounts paid by the Company to Agent (in any capacity) as fees and charges, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the event for which recovery from the Agent is being sought.

15. Changes in Subscription Certificate. The Agent may, without the consent or concurrence of the Rightsholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the applicable provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Rightsholders.

16. Assignment, Delegation.

         (a) Except as provided in Section 16(c) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.


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         (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

         (c) The Agent may, without further consent on the part of the Company,
(i) subcontract for the performance hereof with EquiServe Limited Partnership or
(ii) subcontract with other subcontractors for systems, processing, telephone and mailing services, and related clean up activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

17. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of New York.

18. Third Party Beneficiaries. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

19. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

20. Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

21. Severability. If any provision of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.


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22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

23. Captions. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

24. Confidentiality. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in Exhibit A shall remain confidential, and shall not be voluntarily disclosed to any other person, except
(i) to employees, counsel and other representatives who need to know such confidential information and are informed of the obligations contained in this
Section 24 or (ii) as may be required by law.

25. Term. This Agreement shall remain in effect until 30 days' written notice has been provided by either party to the other; provided, however, that this Agreement shall not be terminable prior to Delivery except upon earlier termination of the Rights Offering by the Company. Upon termination of the Agreement, the Agent shall retain all canceled certificates and related documentation as required by applicable law.

26. Notices. Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows:

       If to the Company, to:
              Investor Relations
              Liberty Media Corporation
              12300 Liberty Boulevard
              Englewood, Colorado 80112
              With a copy to:
              Renee L. Crean, Esq.
              Baker Botts LLP
              30 Rockefeller Plaza
              New York, New York 10112


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       If to the Agent, to:
              EquiServe Trust Company, N.A.
              c/o EquiServe Limited Partnership
              150 Royall Street
              Canton, MA 02021
              Attn: Reorganization Department

27. Survival. The provisions of Paragraphs 13, 14, 17, 19 - 21 and 24 - 27 shall survive any termination, for any reason, of this Agreement.

28. Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.



EQUISERVE TRUST COMPANY, NA.                         LIBERTY MEDIA CORPORATION


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Signature                                            Signature

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Title                                                Title

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Date                                                 Date